Exhibit 10(i)(i)

Compensation of Outside Directors

The compensation program for our outside directors, effective as of January 1, 2008, is as follows:

Annual retainer fee	$35,000
Supplemental annual retainer fee (Vice Chair only)	$20,000
Annual retainer fee for Chair of the Audit Committee	$15,000
Annual retainer fee for Chair of each other committee	$5,000
Attendance fee for each Board meeting	$1,500
Attendance fee for each committee meeting	$1,500

Each of the outside directors is also granted a discretionary award annually, consisting of a credit to an account established on behalf of each outside director under the Deferred Compensation Plan for Directors II in the amount of $65,000.

In addition, Board members are reimbursed for all expenses incidental to attendance at a meeting of the board of directors, a meeting of a committee of the board of directors, and any other expenses incurred on behalf of the corporation.